CONSENT OF COUNSEL

We consent to the reference to our Firm under the heading “Legal Counsel” in Pre-Effective Amendment No. 1 filed under the Investment Company Act of 1940 to the Registration Statement on Form N-2 of TCW Strategic Income Fund, Inc.as filed with the Securities and Exchange Commission on or about March 6, 2020.

/s/ Paul Hastings LLP

PAUL HASTINGS LLP

New York, New York
March 6, 2020